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                                                                 EXHIBIT (h)(12)

                         EXPENSE LIMITATION AGREEMENT
                              PACIFIC SELECT FUND

     EXPENSE LIMITATION AGREEMENT, effective as of March 1, 2000, by and between Pacific Life Insurance Company (the "Adviser") and Pacific Select Fund (the "Trust"), on behalf of each of the Trust's separate portfolios (each a "Portfolio," collectively, the "Portfolios").

     WHEREAS, the Trust is a Massachusetts business trust and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company of the series type; and

     WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement dated November 9, 1987, as amended from time to time ("Advisory Contract"), pursuant to which the Adviser provides investment advisory services to the Portfolios for compensation based on the value of the average daily net assets of the Portfolios; and

     WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of the Portfolios and their shareholders to maintain the expenses of the Portfolios at levels agreeable to the Trust and the Adviser;

     NOW THEREFORE, the parties hereto agree as follows:

I.   Expense Limitation.
     ------------------

     A.  Applicable Expense Limit.  For purposes of this Agreement "Portfolio
         ------------------------
         Operating Expenses" shall consist of the ordinary operating expenses incurred by a Portfolio in any fiscal year, including organizational expenses, and excluding the following: investment advisory fees; additional custodial charges associated with holding foreign securities; foreign taxes on dividends, interest, or gains; interest; taxes; brokerage commissions and other transactional expenses; extraordinary expenses such as litigation; other expenses not incurred in the ordinary course of the Portfolio's business; and expenses of any counsel or other persons or services retained by the Trust's trustees who are not "interested persons," (as that term is defined in the 1940
         Act) of the Adviser. To the extent that the Portfolio Operating Expenses incurred by a Portfolio exceed the Operating Expense Limit, as defined in Section I.B. below, the Adviser shall waive its fees under the Advisory Agreement or otherwise reimburse the Portfolio for such excess amount (the "Excess Amount").

     B.  Operating Expense Limit. The maximum Operating Expense Limit in any
         -----------------------
         fiscal year with respect to a Portfolio shall be the amount specified in Schedule A based on a percentage of the average daily net assets of the Portfolio for the period described in Section I.C.

     C.  Method of Computation. To determine the Adviser's obligation with
         ---------------------
         respect to the Excess Amount, each day the Portfolio Operating Expenses for each Portfolio shall be annualized. If the annualized Portfolio Operating Expenses of a Portfolio
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         for any month exceeds the Operating Expense Limit for that Portfolio, the Adviser shall waive or reduce its fee under the Advisory Agreement or remit to that Portfolio an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay that day's Excess Amount.

     D.  Year-End Adjustment. If necessary, on or before the last day of the
         -------------------
         first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to a Portfolio with respect to the previous fiscal year shall equal the Excess Amount.

II.  Term and Termination of Agreement.
     ---------------------------------

     This Agreement shall have an initial term through December 31, 2001. This Agreement shall automatically renew for one-year terms unless the Adviser provides written notice of the termination of this Agreement to the Trust at least 10 days prior to the end of the then-current term. In addition, this Agreement shall terminate upon termination of the Advisory Contract, or it may be terminated by the Trust, without payment of any penalty, upon ninety (90) days' prior written notice to the Adviser at its principal place of business.

III. Miscellaneous.
     -------------

     A.  Captions. The captions in this Agreement are included for convenience
         --------
         of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     B.  Definitions. Any question of interpretation of any term or provision of
         -----------
         this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Contract or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Contract or the 1940 Act.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.


                              PACIFIC SELECT FUND

ATTEST: /s/ Audrey L. Milfs            BY: /s/ Thomas C. Sutton
       ------------------------------     -----------------------------------
       Name:  Audrey L. Milfs             Name:  Thomas C. Sutton
       Title: Secretary                   Title: Chairman of the Board & Trustee


                        PACIFIC LIFE INSURANCE COMPANY

ATTEST: /s/ Audrey L. Milfs            BY: /s/ Thomas C. Sutton
       ------------------------------     -----------------------------------
       Name:  Audrey L. Milfs             Name:  Thomas C. Sutton
       Title: Secretary                   Title: Chairman of the Board & Chief


ATTEST: /s/ Audrey L. Milfs            BY: /s/  Glenn S. Schafer
       ------------------------------     -----------------------------------
       Name:  Audrey L. Milfs             Name:  Glenn S. Schafer
       Title: Secretary                   Title: President

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                                  SCHEDULE A
                           OPERATING EXPENSE LIMITS


                                             Maximum Operating Expense Limit
                                         (as a Percentage of average net assets)
                                         ---------------------------------------
                                                          0.25%
Aggressive Equity Portfolio                               0.25%
Emerging Markets Portfolio                                0.25%
Diversified Research Portfolio                            0.25%
Small-Cap Equity Portfolio                                0.25%
International Large-Cap Portfolio                         0.25%
Bond and Income Portfolio                                 0.25%
Equity Portfolio                                          0.25%
I-Net Tollkeeper Portfolio                                0.25%
Multi-Strategy Portfolio                                  0.25%
Equity Income Portfolio                                   0.25%
Growth LT Portfolio                                       0.25%
Mid-Cap Value Portfolio                                   0.25%
Equity Index Portfolio                                    0.25%
Small-Cap Index Portfolio                                 0.25%
REIT Portfolio                                            0.25%
International Value Portfolio                             0.25%
Managed Bond Portfolio                                    0.25%
Money Market Portfolio                                    0.25%
High Yield Bond Portfolio                                 0.25%
Large-Cap Value Portfolio                                 0.25%